EXHIBIT 5.1
Cooley LLP

Jason L. Kent
T: +1 858 550 6044
jkent@cooley.com

June 1, 2017

Pico Holdings, Inc.
7979 Ivanhoe Avenue
Suite 300
La Jolla, California 92037

Re:    S-8 Registration Statement

Ladies and Gentlemen:

You have requested our opinion, as counsel to Pico Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a post-effective amendment (the “Post-Effective Amendment”) with the Securities and Exchange Commission amending the Registration Statements on Form S-8, File Nos. 333-198065, 333-142848 and 333-36881 (together with the Post-Effective Amendment, the “Registration Statements”), covering the offering of up to 3,288,941, 2,654,000 and 500,000 shares of the Company’s Common Stock (collectively, the “Shares”) to be issued pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), 2005 Long-Term Incentive Plan (the “2005 Plan”), and Employees 401(k) Retirement Plan and Trust (the “401(k) Plan”, and together with the 2014 Plan and the 2005 Plan, the “Plans”), respectively.

In connection with this opinion, we have examined the Registration Statements and related Prospectuses, the Company’s Certificate of Incorporation and the Company’s Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statements and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Sincerely,

Cooley LLP

By: /s/ Jason L Kent
Jason L. Kent